Exhibit 5.1

SILVESTRE LAW GROUP, P.C.

2629 Townsgate Road, Suite 215

Westlake Village, CA 91361

(818) 597-7552

Fax (805) 553-9783

March 29, 2024

Palisade Bio, Inc.

7750 El Camino Real, Suite 2A

Carlsbad, CA 92009

Re:	Palisade Bio, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Palisade Bio, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 927,089 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”) consisting of (a) 695,317 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan, as amended (the “2021 Plan”) and (b) 231,772 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan, as amended (“2021 ESPP”) (collectively, the 2021 Plan and 2021 ESPP are referred to herein as the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation, as amended and the Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters” and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

SILVESTRE LAW GROUP, P.C.

Very truly yours,

SILVESTRE LAW GROUP, P.C.

By:	/s/ Raul Silvestre
Raul Silvestre, Managing Partner

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